Exhibit 99.1

Investor Contact:

John Mills

Managing Partner

ICR

646-277-1254

Limoneira Company Announces Fourth Quarter and Fiscal Year 2017 Financial Results and Reiterates Fiscal Year 2018 EPS Guidance

- Achieves Record Revenue in Fiscal Year 2017 of $121.3 Million, an increase of 9% Compared to Prior Year -

- Generates Record Fiscal Year 2017 Operating Income of $11.9 Million an increase of 29% Compared to Prior Year –

-New Lemon Packinghouse Packs 300,000 more Cartons at $400,000 Less Cost Compared to Prior Year-

- Reiterates Fiscal Year 2018 EPS Guidance of $0.55-$0.65 -

Santa Paula, CA., January 8, 2018 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading global agribusiness with prime agricultural land and operations, real estate and water rights in California, Arizona and Chile today reported financial results for the fourth quarter ended October 31, 2017.

Fiscal Year 2017 Fourth Quarter Results

For the fourth quarter of fiscal year 2017, net revenue decreased to $15.9 million compared to net revenue of $19.5 million in the fourth quarter of the previous fiscal year. Agribusiness revenue was $14.6 million, compared to $18.2 million in the fourth quarter last year, primarily due to the previously announced decrease in lemon revenues stemming from the delayed lemon harvest at its Arizona ranches that were impacted by excessive heat during the quarter and lower prices. Rental operations revenue was $1.3 million in the fourth quarter of fiscal years 2017 and 2016. There were no real estate development revenues in the fourth quarter of fiscal year 2017.

Agribusiness revenue for the fourth quarter of fiscal year 2017 includes $12.0 million in lemon sales, compared to $16.4 million of lemon sales during the same period of fiscal year 2016, with the decrease primarily the result of the aforementioned delay in the timing of the lemon harvest as well as lower prices versus the prior year period. Approximately 414,000 cartons of fresh lemons were sold during the fourth quarter of fiscal year 2017 at a $21.01 average price per carton compared to approximately 521,000 cartons sold at a $25.91 average price per carton during the fourth quarter of fiscal year 2016. As anticipated, the Company recognized minimal avocado revenue in the fourth quarter of fiscal year 2017, similar to the same period last year. The Company recognized a similar amount of orange revenue in the fourth quarter of fiscal year 2017 at $0.6 million, as compared to the fourth quarter of fiscal year 2016. Specialty citrus and other crop revenues in the fourth quarter of fiscal year 2017 were $0.8 million higher than the fourth quarter of fiscal year 2016 primarily due to increased wine grape harvest volume.

Total costs and expenses for the fourth quarter of fiscal year 2017 were $20.2 million, compared to $20.4 million in the fourth quarter of last fiscal year. The fourth quarter of fiscal year 2017 decrease in operating expenses was primarily attributable to decreases in the Company’s agribusiness costs mainly due to decreased third-party grower costs partially offset by increased packing, growing and depreciation costs and expenses. In addition, lemon packing costs were $4.1 million for the fourth quarter of fiscal year 2017 compared to $4.0 million for the fourth quarter of fiscal year 2016. For the fiscal year ended October 31, 2017, approximately 3.2 million cartons of fresh lemons were packed at an average cost per carton of $6.75 compared to 2.9 million cartons of fresh lemons packed at an average cost of $7.55.

Operating loss for the fourth quarter of fiscal year 2017 was $4.3 million, compared to a loss of $0.9 million in the fourth quarter of the previous fiscal year, with lower lemon revenues being the primary factor in the decrease. Net loss applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2017 was $2.8 million and compares to a net loss of $0.1 million in the fourth quarter of fiscal year 2016. Net loss per diluted share for the fourth quarter of fiscal year 2017 was $0.19 compared to a net loss per diluted share of $0.01 for the same period of fiscal year 2016.

Adjusted EBITDA was a loss of $2.5 million in the fourth quarter of fiscal year 2017 compared to earnings of $2.0 million in the same period of fiscal year 2016. A reconciliation of EBITDA and adjusted EBITDA to net income is provided at the end of this release.

Fiscal Year 2017 Results

For the fiscal year ended October 31, 2017, revenue was $121.3 million, compared to $111.8 million in the same period last year. Operating income for the fiscal year ended October 31, 2017 was $11.9 million, compared to $9.2 million in the same period last year. Net income applicable to common stock, after preferred dividends, was $6.0 million for the fiscal year ended October 31, 2017, compared to net income applicable to common stock of $7.4 million in the same period last year. Net income per diluted share for the fiscal year ended October 31, 2017 was $0.42, compared to net income per diluted share of $0.52 in the same period of fiscal 2016. Net income per diluted share for the fiscal year ended October 31, 2017 and 2016 is based on weighted average diluted common shares outstanding of approximately 14.3 million and 14.2 million, respectively.

Adjusted EBITDA for the fiscal year ended October 31, 2017 was $19.0 million, compared to adjusted EBITDA of $20.1 million in the same period last year. A reconciliation of EBITDA and adjusted EBITDA to net income is provided at the end of this release.

The results of operations for the prior year fiscal year ended October 31, 2016 include a $3.4 million gain on sale of Calavo Growers, Inc. stock, a $1.0 million gain on sale of conservation easement, and $1.2 million of transaction costs associated with entering into the real estate development joint venture with The Lewis Group of Companies.

Balance Sheet and Liquidity

During fiscal year ended October 31, 2017, net cash provided by operating activities was $18.5 million, compared to $14.3 million in the prior year. Net cash used in investing activities was $26.4 million, compared to $11.5 million in the prior year. The Company purchased Pan de Azucar for $5.7 million and contributed $7.5 million to the East Area 1 real estate development joint venture in the fiscal year ended October 31, 2017, which compares to $2.3 million contributed to the joint venture in the same period of fiscal year 2016. Net cash provided by financing activities was $8.4 million in the fiscal year ended October 31, 2017, compared to $2.8 million used in the same period last year.

Long-term debt as of October 31, 2017 was $102.1 million, compared to $88.2 million at the end of fiscal 2016.

Real Estate Development

On November 10, 2015, the Company entered into a joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project. The first phase of the project broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. The Company anticipates Phase 1 site improvements will begin during the winter of this year. The lot sale process with home builders is expected to begin in the spring of 2018 and initial closings of lots sales are anticipated to begin in the first quarter of fiscal year 2019.

Limoneira Lewis Community Builders, LLC, is a 50%/50% real estate development joint venture between Limoneira Company and Lewis that will engage in the residential development of Harvest at Limoneira. Limoneira expects to receive 25% to 65% of the net cash flows from the project, based on projected cash flow milestones, which are estimated to aggregate approximately 70% of total net cash flows to Limoneira, including Lewis’ $20.0 million investment in the joint venture, and the balance of net cash flows to Lewis over the estimated seven to ten-year life of the project. The joint venture's results of operations are expected to be recognized by the Company under the equity method of accounting. The Company contributed $7.5 million to the joint venture in fiscal year 2017, $2.3 million in fiscal year 2016 and an additional $3.5 million in the first quarter of fiscal year 2018, matching Lewis' contributions to fund on-going development activities.

The Company closed on the sale of the commercial portion of its Sevilla property and its Centennial property in November and December 2017, respectively. These property sales had an immaterial impact on results of operations, but are expected to generate approximately $4.5 million in cash after transaction costs. Additionally, in December 2017, the Company entered an agreement to sell its Terraces at Pacific Crest property for $3.5 million, expecting to recognize a gain of approximately $40,000.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, "In fiscal 2017 we achieved operational accomplishments that resulted in record revenue and operating income despite encountering weather-related delays of our desert lemon harvest. We are in a great position to continue leveraging our efficient operations through additional third party growers’ fruit and the Suntreat relationship that advances our competitiveness in the orange and specialty citrus category.”

Mr. Edwards continued, "We are reiterating our previously issued EPS guidance that we provided during the recent business update. Our leadership team is excited about our growing agribusiness prospects and equally excited to see our real estate venture, Harvest at Limoneira, come to fruition after more than a decade of patient development efforts.”

Fiscal Year 2018 Outlook

For the fiscal year ending October 31, 2018, the Company expects to sell between 3.1 million and 3.3 million cartons of fresh lemons at an average price of approximately $24.50 per carton, and expects to sell approximately 6.0 to 6.5 million pounds of avocados at approximately $1.30 per pound.

The Company expects operating income for fiscal year 2018 to be approximately $15.7 million to $17.8 million compared to operating income of $11.9 million for fiscal year 2017. Fiscal year 2018 EBITDA is expected to be in the range of $23.0 million to $25.0 million. The Company expects fiscal year 2018 earnings per diluted share to be in the range of $0.55 to $0.65. Fiscal year 2017 adjusted EBITDA and diluted earnings per share were $19.0 million and $0.42, respectively. As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures related to EBITDA, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.

On December 22, 2017, the Tax Cut and Jobs Act was signed into law, which enacts significant changes to U.S. tax and related laws. Some of the provisions of the new tax law affecting corporations include, but are not limited to a reduction of the federal corporate income tax rate from 35% to 21%, limiting the interest expense deduction, expensing of cost of acquired qualified property and elimination of the domestic production activities deduction. The Company is currently evaluating the impact the new tax law will have on its financial condition and results of operations.  Preliminarily, the Company anticipates a significant reduction in its effective income tax rate and its net deferred federal income tax liabilities as a result of the income tax rate reduction, with such changes being included in the Company’s financial statements beginning in the three months ending January 31, 2018. The above guidance does not reflect these changes in tax law.

Conference Call Information

The Company will host a conference call and audio webcast on January 8, 2018, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (800) 239-9838 from the U.S. International callers can dial (323) 794-2551. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, January 22, 2018, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 9977569.

About Limoneira Company

Limoneira Company, a 125-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with 11,200 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2018, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate our Company’s results of operations between periods on a more comparable basis. Such measures are widely used by analysts, investors and lenders as well as by management in assessing our Company’s financial performance and business trends relating to our results of operations and financial condition. These measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to our Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Fiscal Year 2018 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. EBITDA and adjusted EBITDA are summarized and reconciled to net income which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three months ended October 31,		Twelve months Ended October 31,
	2017	2016	2017	2016

Net (loss) income attributable to Limoneira Company	$(2,650)	$19	$6,595	$8,058
Interest expense, net	406	373	1,778	1,409
Income taxes	(1,858)	179	4,077	5,267
Depreciation and amortization	1,643	1,476	6,467	5,339
EBITDA	(2,459)	2,047	18,917	20,073
Impairment of real estate development assets	-	-	120	-
Adjusted EBITDA	$(2,459)	$2,047	$19,037	$20,073

Limoneira Company

Consolidated Balance Sheets (unaudited)

($ in thousands, except share amounts)

	October 31,
	2017	2016
Assets
Current assets:
Cash	$492	$38
Accounts receivable, net	10,953	9,298
Cultural costs	4,124	3,844
Prepaid expenses and other current assets	6,981	2,509
Income taxes receivable	570	2,810
Total current assets	23,120	18,499

Property, plant and equipment, net	188,225	177,096
Real estate development	81,082	77,136
Equity in investments	14,061	6,254
Investment in Calavo Growers, Inc.	22,110	17,745
Other assets	10,433	8,718
Total Assets	$339,031	$305,448
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,311	$5,555
Growers payable	8,828	8,877
Accrued liabilities	5,177	6,421
Fair value of derivative instrument	268	690
Current portion of long-term debt	3,030	2,508
Total current liabilities	23,614	23,751
Long-term liabilities:
Long-term debt, less current portion	102,083	88,164
Deferred income taxes	31,415	25,328
Other long-term liabilities	3,920	6,127
Sale-leaseback deferral	30,396	23,349
Total liabilities	191,428	166,719
Commitments and contingencies	-	-

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 and 29,000 shares issued and outstanding at October 31, 2017 and 2016) (8.75% coupon rate)	1,479	2,900

Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at October 31, 2017 and 2016) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders' equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: zero issued or outstanding at October 31, 2017 and 2016)	-	-
Common Stock – $.01 par value (39,000,000 shares authorized: 14,405,031 and 14,178,226 shares issued and outstanding at October 31, 2017 and 2016, respectively)	144	142
Additional paid-in capital	94,294	91,841
Retained earnings	34,692	31,812
Accumulated other comprehensive income	7,076	2,703
Noncontrolling interest	587	-
Total stockholders' equity	136,793	126,498
Total Liabilities and Stockholders' Equity	$339,031	$305,448

Limoneira Company

Consolidated Statements of Operations (unaudited)

($ in thousands, except share amounts)

	Three months ended October 31,		Twelve months ended October 31,

	2017	2016	2017	2016
Net revenues:
Agribusiness	$14,633	$18,187	$115,869	$106,130
Rental operations	1,296	1,330	5,440	5,603
Real estate development	-	17	-	56
Total net revenues	15,929	19,534	121,309	111,789
Costs and expenses:
Agribusiness	15,341	15,743	91,162	83,604
Rental operations	998	906	3,932	3,617
Real estate development	113	181	285	2,061
Impairments of real estate development assets	-	-	120	-
Selling, general and administrative	3,755	3,591	13,947	13,319
Total costs and expenses	20,207	20,421	109,446	102,601
Operating (loss) income	(4,278)	(887)	11,863	9,188
Other (expense) income:
Interest expense, net	(406)	(373)	(1,778)	(1,409)
Equity in earnings of investments	40	428	49	634
Gain on sale of stock in Calavo Growers, Inc.	-	-	-	3,419
Gain on sale of conservation easement	-	995	-	995
Other income, net	128	35	492	498
Total other (expense) income	(238)	1,085	(1,237)	4,137

(Loss) income before income tax benefit (provision)	(4,516)	198	10,626	13,325

Income tax benefit (provision)	1,858	(179)	(4,077)	(5,267)
Net (loss) income	(2,658)	19	6,549	8,058
Loss attributable to noncontrolling interest	8	-	46	-
Net (loss) income attributable to Limoneira Company	(2,650)	19	6,595	8,058
Preferred dividends	(125)	(157)	(560)	(628)
Net (loss) income applicable to common stock	$(2,775)	$(138)	$6,035	$7,430

Basic net (loss) income per common share	$(0.19)	$(0.01)	$0.42	$0.52

Diluted net (loss) income per common share	$(0.19)	$(0.01)	$0.42	$0.52

Dividends per common share	$0.06	$0.05	$0.22	$0.20

Weighted-average common shares outstanding-basic	14,405,000	14,178,000	14,315,000	14,168,000
Weighted-average common shares outstanding-diluted	14,405,000	14,178,000	14,315,000	14,168,000